QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10(z)

FORM OF SEVERANCE AGREEMENT

        Aon Corporation has entered into the following Severance Agreement with eleven senior executives, including four of the named executive officers (David P. Bolger, Donald C. Ingram, Dennis L. Mahoney and Dick P.M. Verbeek) to be listed in the proxy statement for the 2005 annual meeting of stockholders and one named executive officer (Michael D. O'Halleran) listed in the proxy statement for the 2004 annual meeting of stockholders. The individual Severance Agreements are identical to the form of Severance Agreement, with the exception of the name of the Executive party to the Agreement and in the case of Messrs. Mahoney and Verbeek, who are not U.S. executives, the agreements will be modified to comply with local tax and other laws.

SEVERANCE AGREEMENT

        This Agreement is entered into as of January 21, 2005 between Aon Corporation, a Delaware corporation, and                        (the "Executive").

        WHEREAS, the Executive currently serves as a key employee of the Company (as defined in Section 1) and the Executive's services and knowledge are valuable to the Company in connection with the management of one or more of the Company's principal operating facilities, divisions, departments or subsidiaries; and

        WHEREAS, the Board (as defined in Section 1) has determined that it is in the best interests of the Company and its stockholders to secure the Executive's continued services and to ensure the Executive's continued dedication and objectivity in the event of any threat or occurrence of, or negotiation or other action that could lead to, or create the possibility of, a Change in Control (as defined in Section 1) of the Company, without concern as to whether the Executive might be hindered or distracted by personal uncertainties and risks created by any such possible Change in Control, and to encourage the Executive's full attention and dedication to the Company, the Board has authorized the Company to enter into this Agreement.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the Company and the Executive hereby agree as follows:

          1.    Definitions.    As used in this Agreement, the following terms shall have the respective meanings set forth below:

            (a)   "Board" means the Board of Directors of the Company.

            (b)   "Cause" means:

              (1)   a material breach by the Executive of those duties and responsibilities of the Executive which do not differ in any material respect from the duties and responsibilities of the Executive during the 90-day period immediately prior to a Change in Control (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on the Executive's part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and which is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach;

              (2)   Gross misconduct, theft, fraud, breach of trust or any act of dishonesty by the Executive which results in material harm to the Company; or

              (3)   the commission by the Executive of a felony involving moral turpitude.

            (c)   "Change in Control" means:

              (1)   the acquisition by any individual, entity or group (a "Person"), including any "person" within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Common Stock") or (ii) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the "Outstanding Voting Securities"); excluding, however, the following: (A) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from the Company), (B) any acquisition by the Company, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (3) of this Section 1(c); provided further, that for purposes of clause (B), if any Person (other than the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company) shall become the beneficial owner of 30% or more of the Outstanding Common Stock or 30% or more of the Outstanding Voting Securities by reason of an acquisition by the Company, and such Person shall, after such acquisition by the Company, become the beneficial owner of any additional shares of the Outstanding Common Stock or any additional Outstanding Voting Securities and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control;

              (2)   individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened solicitation by a Person other than the Board for the purpose of opposing a solicitation by any other Person with respect to the election or removal of directors, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board;

              (3)   the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Corporate Transaction"); excluding, however, a Corporate Transaction pursuant to which (i) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Common Stock and the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Stock and the Outstanding Voting Securities, as the case may be, (ii) no Person (other than: the Company; any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; the corporation resulting from such Corporate Transaction; and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 30% or more of the Outstanding Common Stock or the Outstanding Voting Securities, as the case may be) will beneficially own, directly or indirectly, 30% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

              (4)   the consummation of a plan of complete liquidation or dissolution of the Company.

            (d)   "Code" means the Internal Revenue Code of 1986, as amended.

            (e)   "Company" means Aon Corporation, a Delaware corporation.

            (f)    "Good Reason" means, without the Executive's express written consent, the occurrence of any of the following events after a Change in Control:

              (1)   a material adverse change in the nature or scope of the Executive's authority, powers, functions, duties or responsibilities as in effect immediately prior to such Change in Control;

              (2)   a material reduction by the Company in the Executive's rate of annual base salary or bonus opportunity as in effect immediately prior to such Change in Control or as the same may be increased from time to time thereafter;

              (3)   the failure of the Company to continue in effect any material employee benefit plan or compensation plan in which the Executive is participating immediately prior to such Change in Control, unless the Executive is permitted to participate in other plans providing the Executive with substantially comparable benefits, or the taking of any action by the Company which would adversely affect the Executive's participation in or materially reduce the Executive's benefits under any such plan;

              (4)   a change in the Executive's primary employment location to a location that is more than 50 miles from the primary location of the Executive's employment at the time of such Change in Control; or

              (5)   the failure of the Company to obtain from any successor or transferee of the Company an express written and unconditional assumption of the Company's obligations under this Agreement, as further described in Section 12(b) of this Agreement.

          For purposes of this Agreement, any good faith determination of Good Reason made by the Executive shall be conclusive; provided, however, that an isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive shall not constitute Good Reason.

            (g)   "Nonqualifying Termination" means a termination of the Executive's employment (1) by the Company for Cause, (2) by the Executive for any reason other than a Good Reason, (3) as a result of the Executive's death or (4) by the Company due to the Executive's absence from the Executive's duties with the Company on a full-time basis for at least 180 consecutive days as a result of the Executive's incapacity due to physical or mental illness.

            (h)   "Termination Date" means the date during the Termination Period on which the Executive's employment is terminated other than by reason of a Nonqualifying Termination.

            (i)    "Termination Period" means the period of time beginning with a Change in Control and ending on the earlier to occur of (1) the date which is two (2) years following such Change in Control and (2) the Executive's death; provided, however, that, anything in this Agreement to the contrary notwithstanding, if a Change in Control occurs and if the Executive's employment with the Company was terminated prior to the date on which the Change in Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (a) was at the request of a third party who was taking steps reasonably calculated to effect a Change in Control or (b) otherwise arose in connection with or in anticipation of a Change in Control, then for purposes of this Agreement, "Termination Period" means the period of time commencing upon the date immediately prior to the date of such termination of employment and ending on the earlier to occur of (x) two (2) years following such Change in Control and (y) the Executive's death.

          2.    Obligations of the Executive.    The Executive agrees that in the event any person or group attempts a Change in Control, he shall not voluntarily leave the employ of the Company without Good Reason (a) until such attempted Change in Control terminates or (b) if a Change in Control shall occur, until 90 days following such Change in Control.

          3.    Payments and Benefits Upon Termination of Employment.    If during the Termination Period the employment of the Executive shall terminate, other than by reason of a Nonqualifying Termination, and the Executive (or the Executive's executor or other legal representative in the case of the Executive's death or disability following such termination) executes a noncompetition, nonsolicitation and confidentiality agreement substantially in the form of Exhibit A hereto (the "Noncompetition Agreement") within 60 days following the Termination Date, the Company shall provide to the

  Executive, as compensation for services rendered to the Company, and in consideration of the covenants set forth in the Noncompetition Agreement, the payments and benefits described in this Section 3. Notwithstanding the foregoing provisions of this Section 3, if as a result of the Executive's termination of employment on the Termination Date the Executive is entitled to severance payments and benefits, which benefits may, without limitation, include enhanced supplemental pension benefits conferred or equity awards granted as a result of termination of employment, from the Company or any of its subsidiaries which are not payable pursuant to this Agreement, but are payable pursuant to an employment agreement or other compensation arrangement entered into between the Executive and the Company or any of its subsidiaries ("Alternative Severance Payments and Benefits"), the Executive shall have no right to any payments or benefits pursuant to this Section 3 unless (i) the Executive (or the Executive's executor or other legal representative in the case of the Executive's death or disability following such termination) executes the Noncompetition Agreement and a release in the form of Exhibit B hereto (the "Release of Severance Payments and Benefits") within 60 days following the Termination Date releasing all rights to the Alternative Severance Payments and Benefits, other than rights to Alternative Equity Vesting (as defined in Section 4 hereof), and has not revoked the Release of Severance Payments and Benefits and (ii) the payments and benefits to be received by the Executive pursuant to this Section 3 are reduced by the amount of the Alternative Severance Payments and Benefits, if any, previously received by the Executive.

            (a)   The Company shall pay to the Executive (or the Executive's beneficiary or estate, as the case may be) within 30 days following the date of execution of the Noncompetition Agreement and, if applicable, the Release of Severance Payments and Benefits:

              (1)   a cash amount (subject to any applicable payroll or other taxes required to be withheld pursuant to Section 7 and any deductions authorized by the Executive) equal to the sum of (i) the Executive's full annual base salary from the Company and its affiliated companies through the Termination Date, to the extent not theretofore paid, (ii) the average of the Executive's annual cash incentive for each of the three fiscal years immediately preceding the fiscal year in which the Termination Date occurs, multiplied by a fraction, the numerator of which is the number of days in the fiscal year in which the Termination Date occurs and the denominator of which is 365 or 366, as applicable, and (iii) any accrued vacation pay, in each case to the extent not theretofore paid; plus

              (2)   a lump sum cash amount (subject to any applicable payroll or other taxes required to be withheld pursuant to Section 7 and any deductions authorized by the Executive) in an amount equal to three (3) times the Executive's highest annual base salary from the Company and its affiliated companies in effect during the 12-month period prior to the Termination Date; plus

              (3)   a lump sum cash amount (subject to any applicable payroll or other taxes required to be withheld pursuant to Section 7 and any deductions authorized by the Executive) in an amount equal to the amount forfeited by the Executive under any qualified defined contribution plan maintained by the Company or any of its subsidiaries as a result of the Executive's termination of employment.

            (b)   The Executive shall become fully (100%) vested in the Executive's accrued benefits under the Aon Corporation Excess Benefit Plan, the Aon Corporation Supplemental Savings Plan and the Aon Corporation Supplemental Employee Stock Ownership Plan, or successor plans in effect on the date of the Executive's termination of employment (the "Nonqualified Plans"). The Executive's accrued benefits under the Aon Corporation Excess Benefit Plan or the Aon Corporation Supplemental Savings Plan, whichever plan is applicable to the Executive on the date of the Executive's termination of employment, shall be determined by crediting the Executive with three (3) additional years of age and service credits and, in the case of the Aon Corporation Supplemental Savings Plan, three (3) additional years of Retirement Plan Contributions. Within 30 days following the Termination Date, the Company shall pay to the Executive a lump sum cash amount equal to the actuarial equivalent of the Executive's accrued benefits under the Nonqualified Plans, determined as of the Executive's Termination Date, notwithstanding anything contained in the Nonqualified Plans to the contrary. Such lump sum cash payment shall be computed in the case of the Aon Corporation Excess Benefit Plan using the same actuarial assumptions then in use for purposes of computing benefits under plan, provided that the interest rate used in making such computations shall not be greater than the interest rate permitted under section 417(c) of the Code on the date of the Change in Control.

            (c)   For the period commencing on the Termination Date and ending on the earlier of (i) the date which is three (3) years following the Termination Date and (ii) the date on which the Executive becomes eligible to participate in and receive medical, dental and life insurance benefits under a plan or arrangement sponsored by another employer having benefits substantially equivalent to the benefits provided pursuant to this Section 3(c), the Company shall continue the Executive's medical, dental and life insurance coverage, under the Company-sponsored plans or otherwise, upon the same terms and otherwise to the same extent as such coverage shall have been in effect immediately prior to the Executive's Termination Date, and the Company and the Executive shall share the costs of the continuation of such medical, dental and life insurance coverage in the same proportion as such costs were shared immediately prior to the Termination Date. Such continuation of medical and dental coverage shall be in satisfaction of the Company's obligations under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA).

          4.    Vesting of Equity Awards Upon Termination Date; Exercise Period.    Immediately upon the Executive's Termination Date, all stock options and other equity awards, if any, granted by the Company to the Executive (or stock options and other equity awards granted in substitution therefor by an acquiror of, or successor to, the Company) that are not otherwise exercisable or vested shall become exercisable and vested in full. With respect to any and all outstanding stock options granted by the Company to the Executive, each such option shall remain exercisable following the Executive's termination of employment until and including the expiration date of the term of the option (as set forth in the written agreement relating to such option). Notwithstanding the foregoing provisions of this Section 4, if as a result of the Executive's termination of employment on the Termination Date the Executive is entitled to the acceleration of exercisability of stock options or the vesting of other equity awards granted by the Company to the Executive (or stock options or other equity awards granted in substitution therefor by an acquiror of, or successor to, the Company), which acceleration or vesting is not pursuant to this Agreement, but is pursuant to an employment agreement or other compensation arrangement entered into between the Executive and the Company or any of its subsidiaries ("Alternative Equity Vesting"), the Executive shall have no rights pursuant to this Section 4 unless the Executive (or the Executive's executor or other legal representative in the case of the Executive's death or disability following such termination) executes the Noncompetition Agreement and a release in the form of Exhibit C hereto (the "Release of Exercisability and Vesting") within 60 days following the Termination Date releasing all rights to the Alternative Equity Vesting, and has not revoked the Release of Exercisability and Vesting.

          5.    Certain Additional Payments by the Company.    (a) If the Executive is entitled to receive payments and benefits under Section 3 hereof or vesting of equity awards under Section 4 hereof, anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company or its affiliated companies to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 5) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

            (b)   Subject to the provisions of Section 5(c), all determinations required to be made under this Section 5, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company's public accounting firm (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Executive shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 5, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 5(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

            (c)   The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 10 business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

              (1)   give the Company any information reasonably requested by the Company relating to such claim;

              (2)   take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

              (3)   cooperate with the Company in good faith in order effectively to contest such claim; and

              (4)   permit the Company to participate in any proceedings relating to such claim;

  provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 5(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided further, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

            (d)   If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5(c), the Executive becomes entitled to receive, and receives, any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 5(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

          6.    Delay of Payments.    In the event that any payment or distribution to be made to the Executive hereunder is determined to constitute "deferred compensation" subject to Section 409A of the Code, and the Executive is determined to be a "specified employee" (as defined in Section 409A of the Code), such payment or distribution shall not be made before the date which is six months after the termination of the Executive's employment (or, if earlier, the date of the Executive's death).

          7.    Withholding Taxes.    The Company may withhold from all payments due to the Executive (or the Executive's beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

          8.    Reimbursement of Expenses; Interest on Late Payments.

            (a)   If any contest or dispute shall arise under this Agreement involving termination of the Executive's employment with the Company or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall reimburse the Executive, on a current basis, for all legal fees and expenses, if any, incurred by the Executive in connection with such contest or dispute, together with interest thereon at a rate equal to the prime rate, as published under "Money Rates" in The Wall Street Journal from time to time plus 300 basis points, but in no event higher than the maximum legal rate permissible under applicable law (the "Interest Rate"), such interest to accrue from the date the Company receives the Executive's written statement for such fees and expenses through the date of payment thereof; provided, however, that in the event the resolution of any such contest or dispute includes a finding denying, in total, the Executive's claims in such contest or dispute, the Executive shall be required to reimburse the Company, over a period of 12 months from the date of such resolution, for all sums advanced to the Executive pursuant to this Section 8.

            (b)   With respect to any and all payments that are required to be made by the Company to the Executive pursuant to this Agreement and that are not made within the time period specified herein, the Company shall pay to the Executive interest on such payments at the Interest Rate. Such interest shall accrue from the due date of the required payment through the date on which such payment is made to the Executive.

          9.    Operative Event.    No amounts shall be payable hereunder unless and until there is a Change in Control.

          10.    Termination of Agreement.    (a) This Agreement shall be effective on the date hereof and shall continue until terminated by the Company as provided in Section 10(b); provided, however, that this Agreement shall terminate in any event upon the earlier to occur of (1) termination of the Executive's employment with the Company prior to a Change in Control and (2) the Executive's death.

            (b)   The Company shall have the right prior to a Change in Control, in its sole discretion, pursuant to action by the Board, to approve the termination of this Agreement, which termination shall not become effective until the date fixed by the Board for such termination, which date shall be at least 120 days after notice thereof is given by the Company to the Executive in accordance with Section 13; provided, however, that no such action shall be taken by the Board during any period of time when the Board has knowledge that any person has taken steps reasonably calculated to effect a Change in Control until, in the opinion of the Board, such person has abandoned or terminated its efforts to effect a Change in Control; and provided further, that in no event shall this Agreement be terminated in the event of a Change in Control. In the event that this Agreement is determined to be a "deferred compensation plan" subject to Section 409A of the Code, the Company, pursuant to action by the Board, shall, as necessary, adopt such conforming amendments as are necessary to comply with Section 409A of the Code without reducing the payments and benefits due to the Executive hereunder.

          11.    Scope of Agreement.    Nothing in this Agreement shall be deemed to entitle the Executive to continued employment with the Company or its subsidiaries and, subject to Section 2 hereof, if the Executive's employment with the Company shall terminate prior to a Change in Control, then the Executive shall have no further rights under this Agreement; provided, however, that any termination of the Executive's employment following a Change in Control shall be subject to all of the provisions of this Agreement.

          12.    Successors; Binding Agreement.

            (a)   This Agreement shall not be terminated by any merger or consolidation of the Company whereby the Company is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of the Company. In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.

            (b)   The Company agrees that concurrently with any merger, consolidation or transfer of assets referred to in Section 12(a), it will cause any successor or transferee unconditionally to assume, by written instrument delivered to the Executive (or the Executive's beneficiary or estate), all of the obligations of the Company hereunder. Failure of the Company to obtain such assumption prior to the effectiveness of any such merger, consolidation or transfer of assets shall be a breach of this Agreement and shall entitle the Executive to compensation and other benefits from the Company in the same amount and on the same terms as the Executive would be entitled hereunder if the Executive's employment were terminated following a Change in Control other than by reason of a Nonqualifying Termination during the Termination Period. For purposes of implementing the foregoing, the date on which any such merger, consolidation or transfer becomes effective shall be deemed the Date of Termination.

            (c)   This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amounts would be payable to the Executive hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by the Executive to receive such amounts or, if no person is so appointed, to the Executive's estate.

          13.    Notices.    (a) For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed (1) if to the Executive, to                        , and if to the Company, to Aon Corporation, 200 East Randolph Drive, Chicago, Illinois 60602, 3d Floor, attention General Counsel, with a copy to the Secretary, or (2) to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

            (b)   A written notice of the Executive's Termination Date by the Company or the Executive, as the case may be, to the other, shall (1) indicate the specific termination provision in this Agreement relied upon, (2) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (3) specify the termination date (which date shall be not less than 15 days after the giving of such notice). The failure by the Executive or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

          14.    Full Settlement; Resolution of Disputes.    (a) The Company's obligation to make any payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, subject to Section 3(c) hereof, such amounts shall not be reduced whether or not the Executive obtains other employment.

            (b)   If there shall be any dispute between the Company and the Executive in the event of any termination of the Executive's employment, then, unless and until there is a final, nonappealable judgment by a court of competent jurisdiction declaring that such termination was for Cause, that the determination by the Executive of the existence of Good Reason was not made in good faith, or that the Company is not otherwise obligated to pay any amount or provide any benefit to the Executive and the Executive's dependents or other beneficiaries, as the case may be, under Sections 3 and 4 hereof, the Company shall pay all amounts, and provide all benefits, to the Executive and the Executive's dependents or other beneficiaries, as the case may be, that the Company would be required to pay or provide pursuant to Sections 3 and 4 hereof as though such termination were by the Company without Cause or by the Executive with Good Reason; provided, however, that the Company shall not be required to pay any disputed amounts pursuant to this Section 14(b) except upon receipt of an undertaking by or on behalf of the Executive to repay all such amounts to which the Executive is ultimately adjudged by such court not to be entitled.

          15.    Employment with, and Action by, Subsidiaries.    For purposes of this Agreement, employment with the Company or actions taken by the Company with respect to the Executive shall include employment with or actions taken by any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities of such corporation or other entity entitled to vote generally in the election of directors.

          16.    Governing Law; Validity.    The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois without regard to the principle of conflicts of laws. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which other provisions shall remain in full force and effect.

          17.    Counterparts.    This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

          18.    Miscellaneous.    No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by the Executive and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by the Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. Except as otherwise expressly set forth in this Agreement, the rights of, and benefits payable to, the Executive, the Executive's estate or the Executive's beneficiaries pursuant to this Agreement are in addition to any rights of, or benefits payable to, the Executive, the Executive's estate or the Executive's beneficiaries under any other employee benefit plan or compensation program of the Company.

        IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and the Executive has executed this Agreement as of the day and year first above written.

AON CORPORATION
By:
EXECUTIVE
[Executive's Name]

EXHIBIT A
TO AGREEMENT

NONCOMPETITION, NONSOLICITATION
AND CONFIDENTIALITY AGREEMENT

        This Noncompetition, Nonsolicitation and Confidentiality Agreement (this "Noncompetition Agreement") is executed by Aon Corporation, a Delaware corporation (the "Company"), and                        (the "Executive") pursuant to Sections 3 and 4 of the Severance Agreement dated as of January 21, 2005 between the Company and the Executive (the "Agreement").

        WHEREAS, the Executive's employment with the Company and its subsidiaries is terminating;

        WHEREAS, the Executive acknowledges that the benefits to be provided to the Executive under the Agreement are in consideration of, and are sufficient to support, the covenants set forth in this Noncompetition Agreement; and

        WHEREAS, the Executive understands that the Company regards the representations and covenants by the Executive in this Noncompetition Agreement as material and that the Company is relying on such representations and covenants in paying amounts to the Executive pursuant to the Agreement.

        NOW, THEREFORE, the Company and the Executive hereby agree as follows:

          1.    Severance Benefits.    The Executive's employment with the Company and its subsidiaries shall terminate on             , and the Executive shall receive the severance benefits set forth in the Agreement in accordance with the terms and subject to the conditions thereof.

          2.    Noncompetition; Nonsolicitation.    (a) General.    The Executive acknowledges that in the course of the Executive's employment with the Company the Executive has become familiar with trade secrets and other confidential information concerning the Company and its subsidiaries, including Aon Group, Inc., a Maryland corporation ("Aon Group"), and that the Executive's services were of special, unique and extraordinary value to the Company and its affiliates.

            (b)    Noncompetition.    The Executive agrees that during the period commencing on the Executive's Termination Date (as defined in the Agreement) and ending on the date which is two years following the Executive's Termination Date (the "Noncompetition Period"), the Executive shall not in any manner engage in Competitive Activity in any Restricted Area. For purposes of this Agreement, "Competitive Activity" means engaging (directly or indirectly, through any person, firm, corporation or enterprise, either alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or consultant to any other firm, corporation or enterprise or otherwise) or assisting any other person, firm, corporation or enterprise in engaging in any Business of the Company or any of its subsidiaries, including Aon Group (collectively, the "Protected Parties"), if the Business was being conducted by or contemplated by any of the Protected Parties as of the Executive's Termination Date. For purposes of this Agreement, "Business" includes, but is not limited to, the following: the provision of conventional and alternative risk management products; the performance of services in the businesses of insurance brokerage, reinsurance brokerage, benefits consulting, compensation consulting, human resources consulting and management underwriting; the performance of other insurance services, such as accounting, claims management and handling, contract wording, information systems and actuarial; the solicitation and servicing of the insurance and reinsurance needs of individual and commercial clients; and other similar enterprises in which any of the Protected Parties may be engaged. For purposes of this Agreement, "Restricted Area" means any country in which a Business is or was conducted or contemplated by any of the Protected Parties.

            (c)    Nonsolicitation.    The Executive further agrees that during the Noncompetition Period the Executive shall not (i) in any manner, directly or indirectly, induce or attempt to induce any employee of the Company or any of its subsidiaries, including Aon Group, to terminate or abandon his or her employment for any purpose whatsoever or (ii) in connection with any business to which Section 2(b) of this Noncompetition Agreement applies, call on, service, solicit or otherwise do business with any customer of the Company or any of its subsidiaries, including Aon Group.

            (d)    Exceptions.    Nothing in this Section 2 shall prohibit the Executive from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) an owner of not more than two percent (2%) of the outstanding stock of any class of a corporation, any securities of which are publicly traded, so long as the Executive has no active participation in the business of such corporation.

            (e)    Reformation.    If, at any time of enforcement of this Section 2 a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the Executive agrees that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. This Noncompetition Agreement shall not authorize a court to increase or broaden any of the restrictions in this Section 2.

          3.    Confidentiality.    The Executive agrees that the Executive shall not, at any time after the termination of the Executive's employment, make use of or disclose, directly or indirectly, any (i) trade secret or other confidential or secret information of the Company or any of its subsidiaries, including Aon Group, or (ii) other technical, business, proprietary or financial information of the Company or any of its subsidiaries, including Aon Group, not available to the public generally or to the competitors of the Company or to the competitors of any of its subsidiaries, including Aon Group ("Confidential Information"), except to the extent that such Confidential Information (a) becomes a matter of public record or is published in a newspaper, magazine or other periodical or on electronic or other media available to the general public, other than as a result of any act or omission of the Executive or (b) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, provided that the Executive gives prompt notice of such requirement to the Company to enable the Company to seek an appropriate protective order. Promptly following the termination of the Executive's employment, the Executive shall surrender to the Company all records, memoranda, notes, plans, reports, computer disks and software and other documents and data which constitute Confidential Information which the Executive may then possess or have under the Executive's control (together with all copies thereof).

          4.    Enforcement.    The Executive acknowledges that the Company and its subsidiaries, including Aon Group, would be damaged irreparably in the event that any provision of Section 2 or 3 of this Noncompetition Agreement were not performed in accordance with its terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach. Accordingly, the Executive agrees that the Company and its successors and permitted assigns shall be entitled, in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security). The Executive agrees that the Executive will submit to the personal jurisdiction of the courts of the State of Illinois in any action by the Company to obtain injunctive or other relief contemplated by this Section 4.

          5.    Entire Agreement.    The Agreement, this Noncompetition Agreement and, if applicable, the Release of Severance Payments and Benefits and the Release of Exercisability and Vesting (as such terms are defined in the Agreement, together, the "Releases") constitute the entire understanding between the parties. The Executive has not relied on any oral statements that are not included in the Agreement, this Noncompetition Agreement or the Releases.

          6.    Severability.    If any provision of this Noncompetition Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and this Noncompetition Agreement shall be construed and enforced as if such provision had not been included.

          7.    Governing Law.    This Noncompetition Agreement shall be construed, interpreted and applied in accordance with the internal laws of the State of Illinois without regard to the principles of conflicts of laws.

        IN WITNESS WHEREOF, the Company has caused this Noncompetition Agreement to be executed by a duly authorized officer of the Company and the Executive has executed this Noncompetition Agreement as of the day and year first above written.

AON CORPORATION
By:
EXECUTIVE
[Executive's Name]

EXHIBIT B
TO AGREEMENT

RELEASE OF SEVERANCE
PAYMENTS AND BENEFITS

        This Release of Severance Payments and Benefits (this "Release") is executed by                        (the "Executive") pursuant to Section 3 of the Severance Agreement dated as of January 21, 2005 (the "Agreement") between Aon Corporation, a Delaware corporation (the "Company"), and the Executive.

        WHEREAS, the Executive's employment with the Company and its subsidiaries is terminating;

        WHEREAS, the Executive acknowledges that the benefits to be provided to the Executive under the Agreement are in consideration of, and are sufficient to support, this Release; and

        WHEREAS, the Executive understands that the Company regards this Release as material and that the Company is relying on this Release in providing the severance payments and benefits to the Executive pursuant to the Agreement.

THE EXECUTIVE THEREFORE AGREES AS FOLLOWS:

          1.    Severance Benefits.    The Executive's employment with the Company and its subsidiaries shall terminate on                         , and the Executive has and will receive the severance payments and benefits set forth in Section 3 of the Agreement in accordance with the terms and subject to the conditions thereof.

          2.    Release.    The Executive, on behalf of the Executive and anyone claiming through the Executive, hereby agrees to release and discharge, fully, finally and forever, the Company and all of its divisions, subsidiaries, affiliates and other related entities (whether or not such entities are wholly owned) and all of the past, present and future directors, officers, administrators, trustees, fiduciaries, employees, agents and attorneys of the Company and of such other entities, and the predecessors, successors and assigns of all of them (hereinafter referred to as the "Released Parties"), from any and all claims, causes of action, lawsuits, liabilities, debts, accounts, covenants, contracts, controversies, agreements, promises, sums of money, damages, judgments and demands of any nature whatsoever, in law or in equity, both known and unknown, asserted or not asserted, foreseen or unforeseen, which the Executive ever had or may presently have against any of the Released Parties arising from the beginning of time up to and including the effective date of this Release, arising out of or in connection with the Executive's right to severance payments and benefits, which payments and benefits may, without limitation, include enhanced supplemental pension benefits conferred or equity awards granted as a result of termination of employment from the Company or any of its subsidiaries which are not payable pursuant to the Agreement, but are payable pursuant to an employment agreement or other compensation arrangement entered into between the Executive and the Company or any of its subsidiaries ("Alternative Severance Payments and Benefits"), and hereby agrees not to sue any of the Released Parties based on any matter released herein. The consideration offered in the Agreement is accepted by the Executive as being in full accord, satisfaction, compromise and settlement of the Alternative Severance Payments and Benefits, and that in the event of any proceedings whatsoever based upon any matter released herein, neither the Company nor any of the other Released Parties shall have any further monetary or other obligation of any kind to the Executive arising out of or in connection with the Alternative Severance Payments and Benefits, including any obligation for any costs, expenses or attorneys' fees incurred by or on behalf of the Executive.

          3.    Governing Law.    This Release shall be construed, interpreted and applied in accordance with the internal laws of the State of Illinois without regard to the principles of conflicts of laws.

        IN WITNESS WHEREOF, the Executive has executed this Release on                        .

EXECUTIVE
[Executive's Name]

EXHIBIT C
TO AGREEMENT

RELEASE OF EXERCISABILITY
AND VESTING

        This Release of Exercisability and Vesting (this "Release") is executed by                        (the "Executive") pursuant to Section 4 of the Severance Agreement dated as of                            , 2005 (the "Agreement") between Aon Corporation, a Delaware corporation (the "Company"), and the Executive.

        WHEREAS, the Executive's employment with the Company and its subsidiaries is terminating;

        WHEREAS, the Executive acknowledges that the benefits to be provided to the Executive under the Agreement are in consideration of, and are sufficient to support, this Release; and

        WHEREAS, the Executive understands that the Company regards this Release as material and that the Company is relying on this Release in providing the severance payments and benefits to the Executive pursuant to the Agreement.

THE EXECUTIVE THEREFORE AGREES AS FOLLOWS:

          1.    Equity Vesting.    The Executive's employment with the Company and its subsidiaries shall terminate on                         , and the Executive will be entitled to the acceleration of exercisability of stock options and the vesting of other equity awards set forth in Section 4 of the Agreement in accordance with the terms and subject to the conditions thereof.

          2.    Release.    The Executive, on behalf of the Executive and anyone claiming through the Executive, hereby agrees to release and discharge, fully, finally and forever, the Company and all of its divisions, subsidiaries, affiliates and other related entities (whether or not such entities are wholly owned) and all of the past, present and future directors, officers, administrators, trustees, fiduciaries, employees, agents and attorneys of the Company and of such other entities, and the predecessors, successors and assigns of all of them (hereinafter referred to as the "Released Parties"), from any and all claims, causes of action, lawsuits, liabilities, debts, accounts, covenants, contracts, controversies, agreements, promises, sums of money, damages, judgments and demands of any nature whatsoever, in law or in equity, both known and unknown, asserted or not asserted, foreseen or unforeseen, which the Executive ever had or may presently have against any of the Released Parties arising from the beginning of time up to and including the effective date of this Release, arising out of or in connection with the Executive's right to the acceleration of exercisability of stock options or the vesting of other equity awards granted by the Company to the Executive (or stock options or other equity awards granted in substitution therefor by an acquiror of, or successor to, the Company), which acceleration or vesting is not pursuant to the Agreement, but is pursuant to an employment agreement or other compensation arrangement entered into between the Executive and the Company or any of its subsidiaries ("Alternative Equity Vesting"), and hereby agrees not to sue any of the Released Parties based on any matter released herein. The consideration offered in the Agreement is accepted by the Executive as being in full accord, satisfaction, compromise and settlement of the Alternative Equity Vesting, and that in the event of any proceedings whatsoever based upon any matter released herein, neither the Company nor any of the other Released Parties shall have any further monetary or other obligation of any kind to the Executive arising out of or in connection with the Alternative Equity Vesting, including any obligation for any costs, expenses or attorneys' fees incurred by or on behalf of the Executive.

          3.    Governing Law.    This Release shall be construed, interpreted and applied in accordance with the internal laws of the State of Illinois without regard to the principles of conflicts of laws.

        IN WITNESS WHEREOF, the Executive has executed this Release on .

EXECUTIVE
[Executive's Name]

QuickLinks

  Exhibit 10(z)
  EXHIBIT A TO AGREEMENT
  EXHIBIT B TO AGREEMENT
  EXHIBIT C TO AGREEMENT